Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West

New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com November 18, 2024

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Janus Henderson Group plc

201 Bishopsgate

London, United Kingdom

EC2M3AE

Ladies and Gentlemen:

Re:	Janus Henderson Group plc
Registration Statement on Form S-4

We have acted as special United States counsel to Janus Henderson Group plc, a public limited company incorporated and registered in Jersey, Channel Islands (the “Parent”), in connection with the public offering by Janus Henderson US (Holdings) Inc., a Delaware corporation (the “Issuer”), of up to $400,000,000 aggregate principal amount of the Issuer’s 5.450% Senior Notes due 2034 (the “New Notes”) to be issued under the Indenture, dated as of September 10, 2024 (the “Indenture”), among the Issuer, the Parent, as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”).

The New Notes are to be issued pursuant to an offer (the “Exchange Offer”) to exchange an aggregate principal amount of up to $400,000,000 of the New Notes, which have been registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Issuer’s issued and outstanding 5.450% Senior Notes due 2034 (the “Old Notes”) as contemplated by a Registration Rights Agreement, dated as of September 10, 2024 (the “Registration Rights Agreement”), among the Issuer, the Parent, and Citigroup Global Markets Inc., BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers of the Old Notes.

As of the date hereof, the Guarantor guarantees the Old Notes and will guarantee the New Notes immediately following the Exchange Offer and any Old Notes that remain outstanding following the Exchange Offer.

Janus Henderson Group plc

November 18, 2024

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the registration statement on Form S-4 of the Issuer and the Guarantor relating to the New Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)	an executed copy of the Registration Rights Agreement;

(c)	an executed copy of the Indenture, including Article 10 thereof containing the guaranty obligations of the Guarantor (the “Guarantee”);

(d)	the forms of global certificates included in the Indenture (the “New Notes Certificates”) evidencing the New Notes to be registered in the name of Cede & Co.;

(e)	an executed copy of a certificate for the Issuer of Peter Falconer, Assistant Secretary of the Issuer, dated the date hereof (the “Secretary’s Certificate”);

(f)	a copy of the Issuer’s Certificate of Incorporation, as amended and in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of November 15, 2024, and certified pursuant to the Secretary’s Certificate;

(g)	a copy of the Issuer’s Amended and Restated Bylaws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(h)	a copy of certain resolutions of the Board of Directors of the Issuer, adopted on August 30, 2024, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and the Guarantor and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Issuer, the Guarantor and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer, the Guarantor and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Documents (as defined below).

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Indenture and the New Notes Certificates.

Janus Henderson Group plc

November 18, 2024

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	The New Notes Certificates have been duly authorized by all requisite corporate action on the part of the Issuer and duly executed by the Issuer under the DCGL, and when duly authenticated by the Trustee and issued and delivered by the Issuer upon consummation of the Exchange Offer against receipt of the Old Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the New Notes Certificates will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms under the laws of the State of New York.

2.	When the New Notes Certificates are issued and delivered by the Issuer upon consummation of the Exchange Offer against receipt of the Old Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Guarantee of the Guarantor will constitute the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following assumptions and qualifications:

(a)	we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)	except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)	we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e)	subsequent to the effectiveness of the Indenture and immediately prior to the issuance of the New Notes Certificates, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the New Notes Certificates;

(f)	we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

Janus Henderson Group plc

November 18, 2024

(g)	to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality;

(h)	we do not express any opinion with respect to the enforceability of Section 10.01(a) of the Indenture to the extent that such section provides that the obligations of the Guarantor are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(i)	we have assumed that the Issuer has accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(j)	we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

(k)	we do not express any opinion whether the execution or delivery of any Transaction Document by the Issuer or the Guarantor, or the performance by the Issuer or the Guarantor of its obligations under any Transaction Document to which the Issuer or the Guarantor is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Issuer or the Guarantor or any of their respective subsidiaries;

(l)	the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any such Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any such Specified Document that is not a Transaction Document; and

(m)	this opinion letter shall be interpreted in accordance with customary practice of the United States lawyers who regularly give opinions in transactions of this type.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a)	the Guarantor (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization, in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents and the Registration Rights Agreement to which the Guarantor is a party;

(b)	the Guarantor had the power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which the Guarantor is a party;

Janus Henderson Group plc

November 18, 2024

(c)	each of the Transaction Documents to which the Guarantor is a party had been duly authorized, executed and delivered by all requisite action on the part of the Guarantor;

(d)	neither the execution and delivery by the Issuer or the Guarantor of the Transaction Documents to which the Issuer or the Guarantor is a party nor the performance by each of the Issuer and the Guarantor of its obligations under each of the Transaction Documents or the Registration Rights Agreement to which the Issuer or the Guarantor is a party, including the issuance of the New Notes: (i) conflicted or will conflict with the memorandum of association or articles of association of the Guarantor, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Issuer or the Guarantor or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Parent’s Annual Report on Form 10-K for the year ended December 31, 2023), (iii) contravened or will contravene any order or decree of any governmental authority to which either of the Issuer or the Guarantor or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Issuer or the Guarantor or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e)	neither the execution and delivery by the Issuer or the Guarantor of the Transaction Documents to which the Issuer or the Guarantor is a party nor the enforceability of each of the Transaction Documents to which the Issuer or the Guarantor is a party against the Issuer or the Guarantor requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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